Exhibit 1

MEDIA

RELEASE

1 MAY 2015

APPOINTMENT OF CRAIG DUNN TO THE WESTPAC BOARD

Westpac Banking Corporation has today announced the appointment of Craig Dunn to the Westpac Board from 1 June 2015.

Mr Dunn has more than 20 years’ experience in financial services, including as Chief Executive Officer of AMP Limited (AMP) from 2008 to 2013. Mr Dunn was also recently appointed Chairman of Sydney’s new financial technology hub, Stone and Chalk.

Westpac Chairman, Lindsay Maxsted, welcomed Mr Dunn’s appointment saying “Craig is very highly regarded within the financial services sector and his extensive experience will be a significant asset for the Board.”

“Wealth management is a key growth area for Westpac, and having Craig on the Board will support this strategy and complement the Board’s current skills and experience” Mr Maxsted said.

Prior to his CEO role, Mr Dunn held a number of senior executive roles at AMP, including Managing Director, AMP Financial Services, Managing Director of AMP Banking, and Director, Office of the CEO.

Before joining AMP, Mr Dunn was Chief Executive Officer of a Malaysian-based insurance company, a joint venture of Colonial Limited. During his time with Colonial he also held the position of General Manager, Group Finance, specialising in strategy, mergers and acquisitions. Prior to this, he worked with KPMG, including in Europe and Indonesia.

Mr Dunn was previously a Board member of the Australian Japanese Business Cooperation Committee, a Board member and former Chairman of the Investment and Financial Services Association (now the Financial Services Council), a member of the Financial Services Advisory Committee, a member of the Australian Financial Centre Forum, a member of the Consumer and Financial Literacy Taskforce and most recently, a Panel member of the Australian Government’s Financial System Inquiry. He is a current Board member of The Australian Ballet and the Australian Government’s Financial Literacy Board.

Mr Dunn holds a Bachelor of Commerce from the University of Melbourne and is a Fellow of The Institute of Chartered Accountants in Australia. Mr Dunn will be an independent Non-executive Director.

ENDS

For Further Information

David Lording Head of Media Relations TEL 02 8219 8512 MOB 0419 683 411	Andrew Bowden Head of Investor Relations TEL 02 8253 4008 MOB 0438 284 863